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                                                                       EXHIBIT T




                       Penn Virginia Equities Corporation
                             1105 N. Market Street
                                   Suite 1300
                             Wilmington, DE  19899

                               December 17, 1996



Mr. Guy A. Dove III
Pinnacle Oil Company
3528 K. Street N.W.
Washington, DC  20005

Dear Mr. Dove:

                 You are today purchasing from us 100,000 shares of common stock of Westmoreland Coal Company (the "Shares"). In connection with that purchase we have asked you to confirm the following:

                 You understand and acknowledge that the Shares have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold by you unless such Shares are registered under the Securities Act or such offer or sale is made pursuant to an exemption from the registration requirements of the Securities Act.

                 You further understand that Penn Virginia may be deemed an "affiliate" of Westmoreland Coal Company and that the Shares may be deemed "restricted securities" as such terms are defined in Rule 144 under the Securities Act.

                 You understand and acknowledge that neither Penn Virginia nor its affiliates or representatives have made any representations or warranties whatsoever to you with respect to Westmoreland, including its assets, liabilities, properties, business, financial condition, public filings, financial statements and prospects.


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Mr. Guy A. Dove III
December 17, 1996
Page 2


                 You acknowledge that you are purchasing the Shares for your own account or for persons or accounts as to which you exercise investment discretion. You (and any person or account on whose behalf you are purchasing) are knowledgeable, sophisticated and experienced in making, and are qualified to make, decisions with respect to investments in restricted securities (such as the Shares) and you have requested, received, reviewed and considered all information you deem relevant in making a decision to purchase the Shares. You are purchasing the Shares for investment purposes and not with a view to distribution. You have no present intention of selling or reselling the Shares. To the extent that the certificate representing the Shares is registered in the name of any nominee of you, you confirm that such nominee is acting as custodian for you of the securities represented thereby.

                                                        Sincerely,

                                                        /s/ A. James Dearlove
                                                        President




I confirm the understandings
stated above.



/s/ Guy A. Dove III
-----------------------------
Guy A. Dove III

Date:   December 17, 1996
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